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                                                                   EXHIBIT 11.1


                            NATURAL WONDERS, INC.
                      COMPUTATION OF PER SHARE NET LOSS
                            (Shares in thousands)




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
                                        Quarter Ended                Nine Months Ended
                                 ---------------------------     ---------------------------
                                 October 31,     November 1,     October 31,     November 1,
                                    1998            1997            1998             1997
                                 -----------     -----------     -----------     -----------
Net loss                           $(2,996)        $(2,189)        $(9,142)        $(6,615)
                                   --------        -------         -------         -------
                                   --------        -------         -------         -------


Weighted average common
  shares outstanding,
  basic and diluted                  7,978           8,005           8,037           7,995


Per share net loss,
  basic and diluted                $ (0.38)        $ (0.27)        $ (1.14)        $ (0.83)
                                   --------        -------         -------         -------
                                   --------        -------         -------         -------
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